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Q&A Re: Proposal to add Performance Adjustments to Fidelity Advisor Funds

March 2007

Q1: I noticed an SEC filing indicating that Fidelity® is planning to add performance fees to a number of Advisor funds. What can you tell me about it?

A1. Yes. The funds' Board of Trustees has approved submitting a proposal to shareholders to add performance fees on several Advisor equity funds.

The funds are:

Domestic

FA Aggressive Growth

FA Dividend Growth

FA Dynamic Capital Appreciation

FA Equity Growth

FA Equity Value

FA Large Cap

FA Mid Cap

FA Mid Cap II

FA New Insights

FA Small Cap

FA Strategic Growth

FA Value

FA Value Leaders

FA Value Strategies

International

FA Diversified International

FA Global Capital Appreciation

FA International Capital Appreciation

FA Japan

Q2. How many Fidelity funds have a performance adjustment today?

A2. Forty-nine Fidelity funds currently have a performance adjustment. Please see the final 2 pages of this document for the current list of Fidelity funds with performance adjustments.

Q3. Why is Fidelity doing this?

A3. We believe this makes sense for shareholders because it helps to more closely align our economic interests with theirs.

Fidelity's performance adjustment is structured so that when a fund's performance beats its index's performance, we receive a higher management fee, and when a fund's performance lags its index's performance, the fund's management fee is reduced.

Q4. Have you used performance fees for a long time?

A4. We started the practice in the early 1970's and have found it to make sense for shareholders because it helps to more closely align our economic interests with theirs. As part of our ongoing process of reviewing and enhancing our mutual fund product lines, we are now asking shareholders to approve the addition of performance fees on certain Advisor equity funds.

Q5. Will you have performance adjustments on all the Advisor funds?

A5. No. We have generally limited performance adjustments to domestic and international equity funds that seek capital appreciation or long-term growth and that have appropriate benchmarks to use for comparison.

Q6. Will the performance fees result in higher fees?

A6. We don't know whether the management fees will be higher or lower with a performance fee. Going forward, that will depend solely on the funds' performance relative to their index following shareholder approval. It's important to remember that performance fees can work both ways - shareholders pay less when a fund underperforms its benchmark and more when a fund outperforms the index. No one can predict future returns for any fund or index. Said differently, the performance of the funds relative to their indexes that occurred prior to shareholder approval will not count in calculating the performance fees paid to Fidelity.

Q7. How will the performance fee be calculated?

A7. The upward or downward adjustments are made depending on whether, and to what extent, a fund's investment performance over the most recent 36-month period exceeds, or is exceeded by, the record of its benchmark index over the same period. The performance comparison and fee is assessed on a monthly basis. The maximum adjustment rate is +/- 0.20% or 20 basis points of a fund's average net assets over the performance period - which is 36 months. The exact details of the calculation can be found in the proxy statement, and if shareholders approve the proposal, will appear in each fund's Statement of Additional Information (SAI).

Q8. Which share class will you base the calculation of the performance on?

A8. We are recommending that the standard performance adjustment for most funds be based on the performance of the Institutional Class, which does not have any fund-paid 12b-1 fees. We believe this method, which eliminates the impact of 12b-1 fees on the performance fee calculation, most closely reflects our skill as an investment manager.

Q9. Please elaborate further on how the performance adjustment is calculated.

A9. Performance adjustments are calculated monthly based on trailing 36-month fund returns vs. a stated benchmark. The standard performance adjustment rate is +/- 2 basis points (annualized) for each percentage point of out-performance or underperformance, with a maximum adjustment of +/- 20 basis points.

For example, for a fund that outperformed its index by 8 percentage points over 36 months, the performance adjustment rate would be +16 basis points (2 basis points multiplied by 8).

The resulting basis points rate is applied to average net assets for the 36-month performance period to arrive at an annualized dollar amount.

Q10. When will the performance fee be effective?

A10. We expect the addition of the performance fee adjustments to take place throughout the year as shareholders vote on the different funds. Specifically, the performance period will begin the month following shareholder approval. The performance adjustment will take effect starting with the twelfth month of the performance period. Each month after that, another month's performance will be included in the calculation until the 36-month performance period is reached.

Q11. Does the maximum +/- 20 basis points performance fee range mean that a fund's expense ratio will never be impacted by more or less than 20 basis points due to a performance adjustment?

A11. No. Fidelity applies performance adjustments to 36-month average assets rather than current assets. As a result, performance fees can be more than 20 basis points or less than -20 basis points when measured against current assets.

For example, for a fund that outperformed its index by 8 percentage points, the performance adjustment rate would be +16 basis points (2 basis points multiplied by 8). If the fund's current assets were the same as its 36-month average assets, the performance adjustment would be 16 basis points based on current assets also. However, if the fund's current assets were double its 36-month average assets, the performance adjustment would be just 8 basis points based on current assets. Similarly, if the fund's current assets were half the 36-month average, the performance adjustment would be 32 basis points based on current assets.

Therefore, the performance adjustment is effectively capped at +/- 10% of over/under-performance versus the benchmark over the performance period.

Q12. Why is it over a 36-month period?

A12. We believe that a 36 month period is an appropriate measure because it rewards longer term performance rather than short term gains. Across the industry, several fund complexes use a 12 month fee period; however, we think a 36 month period is a more appropriate period to evaluate our skill as an investment manager.

Q13. Can you please walk me through an example of how the performance adjustment would increase the management fee?

A13. Yes, let's begin our example with the assumption we receive shareholder approval in December 2006.

The Performance Period would begin the month after shareholder approval, or January 1, 2007.

The Performance Adjustment would take effect in the 12th month of the Performance Period. In this case, the first adjustment would apply in December 2007.

The fund's performance relative to its performance adjustment index would be based on the 12 month period 1/1/07 through 12/31/07.

Let's assume our fund outperforms the benchmark by 5 percentage points, or 500 basis points, over that period.

The Annualized Performance Adjustment Rate will equal 10 basis points (2 basis points for every 100 basis points of out-performance, or 2*5 = 10 basis points).

We will make the assumption that the average assets over the same performance period (1/1/07 through 12/31/07) was $1 billion.

A Performance Fee Adjustment of $83,333 ((10 basis points * $1billion)/12) would be applied in Dec. ´07.

Let's assume the average assets for Dec. ´07 were also $1 billion with a base management fee rate of 57 basis points.

Basic Management Fee in Dollars for Dec. ´07 = ($1B * 57 basis points) / 12 = $475,000

Total Management Fee including Performance Adjustment in Dollars for Dec. ´07 = $558,333 ($475,000+$83,333)

Effective Total Management Fee Rate for Dec. ´07 = ($558,333 / $1B)*12 = 67 basis points (a basic management fee of 57 basis points and a positive performance fee of 10 basis points)

Note: Keep in mind that the management fee and performance fee are calculated monthly and the total management fee shown in the prospectus (basis points) and Annual Report ($) is the aggregation of 12 months of calculations.

Q14. Can you please walk me through an example of how the performance adjustment would decrease the management fee?

A14. Yes. Let's begin our example with the assumption we received shareholder approval in December 2006.

The Performance Period would begin the month after shareholder approval, or January 1, 2007.

The Performance Adjustment would take effect in the 12th month of the Performance Period. In this case, the first adjustment would apply in December 2007.

The fund performance relative to performance adjustment index would be based on the 12 month period 1/1/07 through 12/31/07.

Let's assume our fund underperforms the benchmark by 5% pts or 500 basis points over that period.

The Annualized Performance Adjustment Rate will equal -10 basis points (2 basis points for every 100 basis points of under-performance, or 2 * -5, = -10 basis points).

We will make the assumption that the average assets over the same performance period (1/1/07 through 12/31/07) was $1 billion.

A Performance Fee Adjustment of -$83,333 (-10 basis points * $1billion /12) would be applied December 07.

Let's assume the average assets for December ´07 were also $1 billion with a base management fee of 57 basis points.

Basic Management Fee in Dollars for Dec. ´07 = ($1B * 57 basis points) / 12 = $475,000.

Total Management Fee including Performance Adjustment in Dollars for Dec. ´07 = $391,667 ($475,000-$83,333).

Effective Total Management Fee Rate for Dec. ´07 = ($391,667 / $1B)*12 = 47 basis points (a basic management fee of 57 basis points and a negative performance fee of 10 basis points)

Note: Keep in mind that the management fee and performance fee are calculated monthly and the total management fee shown in the prospectus (basis points) and Annual Report ($) is the aggregation of 12 months of calculations.

Q15. Will a performance adjustment affect the expense ratio stated in the prospectus?

A15. Yes. Because the management fee, which is a component of the expense ratio, may be adjusted upward or downward with the performance adjustment, the expense ratio disclosed in a fund's prospectus will be impacted by the performance adjustment.

Note: The expense ratio shown in the prospectus reflects the fund's expenses in effect for the fund's prior fiscal period (12 months). As a result, the current management fee rate and total expense ratio may be higher or lower than the rate disclosed in the prospectus fee table, which reflects the performance adjustments for the most recent fiscal period.

Q16. Is Fidelity's maximum +/- 20 basis points performance fee range typical among fund competitors?

A16. Performance fee ranges vary widely among competitor funds with performance fees. However wide the range is, though, the law requires it to be symmetrical on the positive and negative sides.

Some characteristics are common between Fidelity and competitors. For example, like Fidelity, most competitor complexes use a securities index (vs. a peer group) for the performance adjustment index, and several complexes uses a 36-month performance period (although many use a 12-month performance period).

Q17. Are performance fees common in the mutual fund industry?

A17. Approximately 30-40 fund complexes use performance fees to some extent, with Fidelity being one of the largest users in terms of number of funds with performance fees. In addition, as of 12/31/06, Fidelity had more assets subject to performance adjustments than any other fund complex.

Fidelity funds that have management fees with a Performance Adjustment component

Advisor Growth Opportunities Russell 1000 Growth

Advisor Overseas MSCI EAFE

Advisor International Discovery* MSCI EAFE

Advisor International Small Cap* MSCI EAFE Small Cap

Advisor Intl Small Cap Opps* MSCI EAFE Small Cap

Advisor International Value* MSCI EAFE Value

Advisor Large Cap Growth* Russell 1000 Growth

Advisor Large Cap Value* Russell 1000 Value

Advisor Mid Cap Growth* Russell Mid Cap Growth

Advisor Mid Cap Value* Russell Mid Cap Value

Advisor Small Cap Growth* Russell 2000 Growth

Advisor Small Cap Value* Russell 2000 Value

Aggressive Growth Russell Mid-Cap Growth

Aggressive International MSCI AC World Free Ex US

Blue Chip Growth Russell 1000 Growth

Blue Chip Value Russell 1000 Value

Canada S&P/TSX Composite

Capital Appreciation S&P 500

Contrafund S&P 500

Convertible Securities ML All Convertible Securities

Disciplined Equity S&P 500

Diversified International MSCI EAFE

Dividend Growth S&P 500

Europe MSCI Europe

Europe Capital Appreciation MSCI Europe

Fidelity Fifty S&P 500

Focused Stock S&P 500

Growth Company Russell 3000 Growth

Growth Discovery Fund Russell 3000 Growth

Independence Fund S&P 500

Japan TOPIX

Large Cap Stock S&P 500

Low-Priced Stock Russell 2000

Magellan S&P 500

Mid-Cap Stock S&P Mid-Cap 400

New Millennium S&P 500

OTC Portfolio NASDAQ Composite

Overseas MSCI EAFE

Pacific Basin MSCI AC Pacific Free

Small Cap Independence Russell 2000

Advisor classes pending

* Fund also has a retail class

Small Cap Retirement Russell 2000

Small Cap Stock Fund Russell 2000

Southeast Asia MSCI AC Far East ex-Japan Free

Stock Selector S&P 500

Trend Russell 1000 Growth (2/1/07)

Utilities Russell 3000 Utilities

Value Russell Mid Cap Value

Value Discovery Russell 3000 Value

Worldwide MSCI World

Past performance is no guarantee of future results.

All indices are unmanaged and assume the reinvestment of all distributions. It is not possible to invest directly in an index.

Stock values fluctuate in response to the activities of individual companies and general market and economic conditions.

Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks, all of which are magnified in emerging markets.

Information contained herein is subject to completion or amendment. Please read the proxy statements when they become available because they contain important information. The preliminary and definitive proxy statements can be accessed free of charge on www.sec.gov.

Before investing, consider the funds' investment objectives, risks, charges, and expenses. Call or write to Fidelity or visit advisor.fidelity.com for a prospectus containing this information. Read it carefully.

Fidelity Investments Institutional Services Co., Inc.

82 Devonshire Street

Boston, Massachusetts 02109

457927.1.0